EXHIBIT 99.1

NetManage Reports Financial Results for Fourth Quarter and Fiscal Year 2006

Company Continues to Add New OnWeb and Librados Customers

CUPERTINO, Calif., Jan. 29, 2007 (PRIME NEWSWIRE) -- NetManage, Inc. (Nasdaq:NETM), a leading software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2006.

Net revenues for the fourth quarter of 2006 were $8.6 million, compared to $9.4 million for the third quarter of 2006 and $10.7 million reported in the fourth quarter of 2005. Net loss for the fourth quarter of 2006 was $916,000 or $0.10 per share, compared to net income of $1.6 million, or $0.17 per diluted share for the fourth quarter of 2005.

For the fiscal year 2006, net revenues were $35.6 million, compared to net revenues of $43.4 million for fiscal year 2005. Net loss for fiscal year 2006 was $2.5 million, or $0.27 per share, compared to a net income for fiscal year 2005 of $4.7 million, or $0.49 per diluted share.

As of December 31, 2006, cash, cash equivalents and short-term investments were $28.0 million, up $6.5 million from $21.5 million as reported December 31, 2005.

Management Commentary

"We are not satisfied with our 2006 results. In the fourth quarter, we expected license sales to increase, which would have increased revenue and returned us to profitability. However, during the quarter, service bookings exceeded expectations, which resulted in improved deferred revenue and an increased cash position, but could not be recognized as revenue," said Zvi Alon, chairman, president and CEO of NetManage. "We feel confident that the proactive steps taken this year will enable the company to deliver future growth and profitability. During 2006, we restructured our sales force, which is now poised to contribute to growth and improved operations in 2007. We were pleased to report that in the fourth quarter we added 22 new OnWeb customers, ending the year with a strong list of growing key customers and bringing the full year new OnWeb and Librados customer total to 86. NetManage remains focused on improving operations and maximizing shareholder value."

Customer Wins

Leading organizations around the world continue to choose NetManage solutions to integrate and leverage their core business investments. During the quarter, NetManage secured business from Aetna Life Insurance, Aviva Italia Holding, Blue Cross and Blue Shield, Fidelity Investments, JP Morgan, IBM Global Services and NSite Desktop Services Technology, UBS PaineWebber and Wachovia Bank among others.

Recent Operational Highlights

 * NetManage announced an expansion of its relationship with Adobe to automate connectivity to back-end systems. Adobe is distributing and reselling the entire NetManage Librados JCA adapter line as part of
   Adobe LiveCycle(r) software.

 * The Company also announced SOA Planner, a server product designed to provide organizations with a blueprint and starting point for SOA deployments. The product, which captures business critical user data needed to make quantifiable SOA planning decisions, is the foundation of the company's new Incremental SOA strategy, a flexible four-step process designed to help organizations take a phased, lower-risk approach to creating a SOA.

 * Dr. Harry J. Saal joined the Board of Directors. Dr. Saal brings over
   35 years of leadership to NetManage's seasoned executive group and is well-recognized for his illustrious career growing successful high-
   technology companies into powerful brands while building global strategic alliances.

Conference Call Information

The Company has scheduled a conference call to review the results at 1:30 p.m. PT (4:30 p.m. ET) on Monday, January 29th, 2007. The call will be broadcast live via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 866-200-5830 and entering pass code 988833. A playback of the conference call will be available until February 4, 2007, on the NetManage investor relations Web site or by dialing 866-206-0173 and entering the pass code 197338.

NetManage will furnish this press release to the Securities and Exchange Commission on Form 8-K and will post this release in the Investors section of its Web site prior to its conference call.

About NetManage

NetManage, Inc. (Nasdaq:NETM) -- a software company that provides solutions for integrating, Web enabling, and accessing enterprise information systems. More than 10,000 customers worldwide, including a majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

The NetManage logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2691

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in its market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

                            NETMANAGE, INC.
               CONDENSED CONSOLIDATED BALANCE SHEET DATA
                            (In thousands)
                              (Unaudited)

                                      December 31,    December 31,
                                          2006            2005
                                        -------         -------
             Assets

 Cash, cash equivalents
  and short-term investments            $28,046         $21,515
 Accounts receivable, net                10,186          11,327
 Prepaid expenses and other
  current assets                          1,369           1,217
                                        -------         -------
    Total current assets                 39,601          34,059

 Property and equipment, net              2,243           2,805
 Goodwill                                 3,648           3,697
 Other intangibles and
  purchased technology, net               1,099           1,604
 Long-term investments                      600           1,583
 Other long-term assets                     162             118
                                        -------         -------
    Total assets                        $47,353         $43,866
                                        =======         =======

        Liabilities and
     Stockholders' Equity

 Current liabilities                    $ 6,287         $ 5,932
 Current deferred revenue                15,927          14,081
                                        -------         -------
    Total current liabilities            22,214          20,013

 Long-term deferred revenue               3,320             343
 Other long-term liabilities                642             807
                                        -------         -------
    Total long-term liabilities           3,962           1,150
                                        -------         -------
      Total liabilities                  26,176          21,163

 Stockholders' equity                    21,177          22,703
                                        -------         -------
      Total liabilities and
      stockholders' equity              $47,353         $43,866
                                        =======         =======

                            NETMANAGE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)
                              (Unaudited)

                               Three months ended   Twelve months ended
                                   December 31,         December 31,
                                -----------------    -----------------
                                  2006      2005       2006      2005
                                -------   -------    -------   -------
 Net revenues:
   License fees                 $ 2,784   $ 4,462    $12,380   $17,205
   Services                       5,865     6,237     23,181    26,229
                                -------   -------    -------   -------
 Total net revenues               8,649    10,699     35,561    43,434
                                -------   -------    -------   -------

 Cost of revenues:
   License fees                     240       242        831     1,097
   Services                         915       853      3,431     3,297
   Amortization of
    intangible assets                70        70        280       280
                                -------   -------    -------   -------
 Total cost of revenues           1,225     1,165      4,542     4,674
                                -------   -------    -------   -------

 Gross margin                     7,424     9,534     31,019    38,760
                                -------   -------    -------   -------

 Operating expenses:
   Research and development       1,685     1,812      7,209     7,200
   Sales and marketing            5,539     5,000     20,715    20,350
   General and administrative     1,466     1,761      6,194     8,343
   Restructuring charge
    (benefit)                        84         4        181       (59)
   Amortization of intangible
    assets                           45       105        360       493
                                -------   -------    -------   -------
 Total operating expenses         8,819     8,682     34,659    36,327
                                -------   -------    -------   -------

 Income (loss) from operations   (1,395)      852     (3,640)    2,433

 Interest income and other, net     339       195      1,160       731
 Foreign currency
  transaction loss                   (6)      (14)      (139)     (283)
                                -------   -------    -------   -------

 Income (loss) before provision
  for income taxes               (1,062)    1,033     (2,619)    2,881

 Provision (benefit) for
  income taxes                     (146)     (571)       (83)   (1,830)
                                -------   -------    -------   -------

 Net income (loss)              $  (916)  $ 1,604    $(2,536)  $ 4,711
                                =======   =======    =======   =======

 Net income (loss) per share:
   Basic                        $ (0.10)  $  0.17    $ (0.27)  $  0.51
   Diluted                      $ (0.10)  $  0.17    $ (0.27)  $  0.49

 Weighted average common
  shares and equivalent:
   Basic                          9,498     9,387      9,439     9,312
   Diluted                        9,498     9,578      9,439     9,650

CONTACT: For NetManage, Inc.
         The Blueshirt Group
         Investor Contact:
         Alex Wellins, Brinlea Johnson
         (415) 217-7722
         alex@blueshirtgroup.com
         brinlea@blueshirtgroup.com